Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces Second Quarter 2004 Earnings

(Bassett, Va.) – June 24, 2004 – Bassett Furniture Industries Inc. (Nasdaq: BSET) announced today its earnings for its second fiscal quarter ended May 29, 2004.

Sales for the second quarter of 2004 were $80.4 million, up 4.5% from second quarter 2003 levels. The growth in the Company’s ongoing distribution channels, fueled by increased shipments to Bassett Furniture Direct stores (BFDs) and greater demand for juvenile products, accounted for the sales increase. Year-to-date shipments into the BFD channel were up 11% over 2003.

The Bassett Furniture Direct retail store program continues to grow with 104 stores currently in operation. The Company expects licensees to open six stores in the third quarter and eight in the fourth quarter ending fiscal year 2004 with 118 stores. Sales to BFD stores were 57% of total wholesale shipments in the first half of 2004 compared to 52% in the first half of 2003.

The Company reported net income for the quarter of $1.9 million or $.16 per share as compared to $1.2 million or $.10 per share for the second quarter of 2003. On a year-to-date basis, the Company recorded net income of $4.2 million or $.36 per share, after both realizing a $3.9 million gain on the sale of its former California upholstery facility and recognizing a $2.8 million restructuring and impaired asset charge in the first quarter of 2004, compared to a $5.2 million net loss in the first half of 2003. Excluding the gain and charge, net income for the first six months was $3.4 million or $.30 per share compared to $1.9 million or $.17 per share in the first six months of 2003 (excluding restructuring and impaired asset charges and cumulative effect of accounting change).* A reconciliation to the net income and earnings per share has been set forth below. The 2004 earnings improvement resulted from a combination of sales growth and a reduction in selling, general, and administrative expenses.

The approximately one and a half percentage point reduction in selling, general and administrative expenses for both the quarter and six month results as compared to 2003 was primarily due to actions taken in 2003 which lowered the expense structure of the Company-owned retail stores.

The Company generated $1.9 million of operating cash flows during the first half of 2004 primarily through operating earnings. This cash flow along with the proceeds from the sale of the former California facility (received in the first quarter) and a dividend from an affiliate were used to fund capital spending, pay dividends, and purchase $6.5 million of net investments. Real estate purchases in the quarter included assuming $7.2 million of real estate debt on two BFD store properties.

“We are pleased with our year-over-year sales growth and improved operating earnings,” said Robert H. Spilman Jr., president and chief executive officer. “However, we continue efforts to improve operating margins with a primary focus on the profitability of our Wood Division. Our Upholstery and Import Divisions both experienced encouraging results for the quarter. Additionally, our Company-owned retail stores in Texas (LRG) continued their positive results from the first quarter to the second quarter.”

The recent U.S. Department of Commerce preliminary ruling imposing anti-dumping duties on imports of Chinese wood bedroom furniture would result in an assessment of duties in the range of 8 to 11% on product sourced by the Company from Chinese vendors. Mr. Spilman said, “We were fairly satisfied with the preliminary ruling by the Department of Commerce and do not believe this ruling will have a significant impact on our overall results. We do hope the ruling will help deter further price deflation in our industry.”

Bassett also announced that its Board of Directors has declared a regular quarterly dividend of $.20 per share payable on September 1, 2004, to shareholders of record on August 17, 2004.

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With over 100 Bassett Furniture Direct stores, Bassett has leveraged its strong brand name in furniture into a growing network of licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. While the Company continues to sell its products to other retailers, the most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy encompasses affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com.

*The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.

Certain of the statements in the immediately preceding paragraphs, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the first quarter of fiscal year 2004, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	13 Weeks Ended May 29, 2004		13 Weeks Ended May 31, 2003
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$80,355	100.0%	$76,866	100.0%
Cost of sales	59,936	74.6%	57,318	74.6%

Gross profit	20,419	25.4%	19,548	25.4%

Selling, general and administrative	19,783	24.6%	19,990	26.0%

Income (loss) from operations	636	0.8%	(442)	-0.6%
Other income, net	1,901	2.3%	1,821	2.4%

Income before income taxes	2,537	3.1%	1,379	1.8%
Income tax provision	(652)	-0.8%	(186)	-0.2%

Net income	$1,885	2.3%	$1,193	1.6%

Basic earnings per share:	$0.16		$0.10

Diluted earnings per share:	$0.16		$0.10

Note - As reflected and explained in the Company’s 2003 Annual Report, 2003 second quarter amounts were adjusted to reflect the adoption of FIN 46R for LRG which required consolidation of LRG as of the beginning of 2003.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	26 Weeks Ended May 29, 2004		26 Weeks Ended May 31, 2003
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$156,923	100.0%	$154,480	100.0%
Cost of sales	116,837	74.5%	114,728	74.3%

Gross profit	40,086	25.5%	39,752	25.7%

Selling, general and administrative	38,280	24.4%	40,288	26.1%
Gain on sale of property	(3,890)	-2.5%	—	0.0%
Restructuring and impaired asset charges	2,840	1.8%	3,200	2.1%

	37,230	23.7%	43,488	28.2%

Income (loss) from operations	2,856	1.8%	(3,736)	-2.4%
Other income, net	2,914	1.9%	2,963	1.9%

Income (loss) before income taxes and cumulative effect of accounting change	5,770	3.7%	(773)	-0.5%
Income tax (provision) benefit	(1,557)	-1.0%	416	0.3%

Income (loss) before cumulative effect of accounting change	4,213	2.7%	(357)	-0.2%

Cumulative effect of accounting change, net of income tax of $3,200	—	0.0%	(4,875)	-3.2%

Net income (loss)	$4,213	2.7%	$(5,232)	-3.4%

Basic earnings (loss) per share:	$0.36		$(0.45)

Diluted earnings (loss) per share:	$0.36		$(0.45)

Note - As reflected and explained in the Company’s 2003 Annual Report, 2003 amounts were adjusted to reflect the adoption of FIN 46R for LRG which required consolidation of LRG as of the beginning of 2003.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) as Reported

to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	26 Weeks Ended May 29, 2004	26 Weeks Ended May 31, 2003
Net income (loss) as reported	$4,213	$(5,232)
Gain on sale of property, net of income taxes	(2,840)	—
Restructuring and impaired asset charge, net of income taxes	2,073	2,304
Cumulative effect of accounting change, net of income taxes	—	4,875

Net income as adjusted	$3,446	$1,947

Reconciliation of Earnings (Loss) Per Share as Reported

to Earnings Per Share as Adjusted (Unaudited)

	26 Weeks Ended May 29, 2004	26 Weeks Ended May 31, 2003
Diluted earnings (loss) per share	$0.36	$(0.45)
Gain on sale of property, net of income taxes	(0.24)	—
Restructuring and impaired asset charge, net of income taxes	0.18	0.20
Cumulative effect of accounting change, net of income taxes	—	0.42

Diluted earnings per share as adjusted	$0.30	$0.17

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	(Unaudited) May 29, 2004	November 29, 2003
Assets

Current assets
Cash and cash equivalents	$12,982	$15,181
Accounts receivable, net	40,184	39,230
Inventories	35,634	36,454
Deferred income taxes	4,600	5,307
Assets held for sale	831	1,881
Other current assets	2,438	4,525

Total current assets	96,669	102,578

Property and equipment, net	44,406	48,800

Investments	74,699	65,151
Retail real estate, net	41,758	32,930
Notes receivable, net	14,886	15,399
Other, net	14,286	15,522

	145,629	129,002

Total assets	$286,704	$280,380

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$13,625	$15,127
Accrued liabilities	23,024	22,341

Total current liabilities	36,649	37,468

Long-term liabilities
Employee benefits	9,598	9,824
Real estate notes payable	7,219	—
Distributions in excess of affiliate earnings	12,565	13,070

	29,382	22,894

Commitments and Contingencies

Stockholders’ equity
Common stock, par value $5 a share, 50,000,000 shares authorized, issued and outstanding - 11,681,792 in 2004 and 11,599,936 in 2003	58,409	58,000
Retained earnings	159,610	159,487
Accumulated other comprehensive income - unrealized holding gains, net of income tax	2,654	2,531

Total stockholders’ equity	220,673	220,018

Total liabilities and stockholders’ equity	$286,704	$280,380

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	26 Weeks Ended May 29, 2004	26 Weeks Ended May 31, 2003
Operating Activities
Net income (loss)	$4,213	$(5,232)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,959	5,441
Equity in undistributed income of investments	(5,061)	(4,237)
Provision for write-down of property and equipment	2,103	1,530
Cumulative effect of accounting change, net	—	4,875
Provision for losses on trade accounts receivable	550	256
Net gain from sales of investments	—	(14)
Net gain from sales of property and equipment	(3,890)	—
Deferred income taxes	707	(416)
Changes in employee benefit liabilities	(226)	(113)
Changes in operating assets and liabilities, exclusive of assets and liabilities acquired in a business combination:
Trade accounts receivable	(1,504)	(723)
Inventories	820	(2,221)
Refundable income taxes	—	3,511
Other current assets	60	156
Accounts payable and accrued liabilities	(819)	(1,962)

Net cash provided by operating activities	1,912	851

Investing Activities
Purchases of property and equipment	(5,356)	(3,326)
Proceeds from sales of property and equipment	8,081	372
Proceeds from sales of investments	10,482	17,000
Purchases of investments	(16,982)	(12,000)
Dividends from an affiliate	2,343	1,874
Other, net	1,002	362

Net cash (used in) provided by investing activities	(430)	4,282

Financing Activities
Borrowings under revolving credit arrangement	—	4,000
Issuance of common stock, net	1,761	110
Repurchases of common stock	(772)	(924)
Cash dividends	(4,670)	(4,634)

Net cash used in financing activities	(3,681)	(1,448)

Net change in cash and cash equivalents	(2,199)	3,685

Cash and cash equivalents, beginning of period	15,181	2,892

Cash and cash equivalents, end of period	$12,982	$6,577

Note - As reflected and explained in the Company’s 2003 Annual Report, 2003 amounts were adjusted to reflect the adoption of FIN 46R for LRG which required consolidation of LRG as of the beginning of 2003.